ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

040101

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	HECATE EXPLORATION
2. Registered Agent for Service of Process: (check only one box)	☐ Commercial Registered Agent: Name ☒ Noncommercial Registered Agent (name and address below) **OR** ☐ Office or Position with Entity (name and address below) Aspen Asset Management Name of Noncommercial Registered Agent **OR** Name of Title of Office or Other Position with Entity 6623 Las Vegas Blvd. #255 — Street Address; Las Vegas — City; Nevada 89119 — Zip Code Mailing Address (if different from street address); City; Nevada; Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares *with par value:* 75,000,000 — Par value per share: $ .001 — Number of shares *without par value:* 0
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) David McNay — Name 319 West Bay Road P.O. Box 30997 #7 — Street Address; Grand Cayman — City; KY — State; KY1-1204 — Zip Code 2) Name Street Address; City; State; Zip Code
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:*
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Alan Shinderman — Name; X [signature] — Incorporator Signature 6623 Las Vegas Blvd. #255 — Address; Las Vegas — City; NV — State; 89119 — Zip Code
7. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* X [signature] — Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity; 2-8-2010 — Date

This form must be accompanied by appropriate fees.